December 12, 2007

I, Pete Morales, accept all shares of stock of Axiom Staff Management Inc.; with these shares I will receive the following debt and all related matters:

a. Payroll Tax Debt (fines, penalty and lack of payment)

b. Workers Comp Debt (fines, penalty, lack of payment, and law suits)

Axiom Management Inc. will keep all shares of stock of Coastal Employment Inc. and all loans and credit card debt due to normal business operations.

Signature: ____________________
Pete Morales

Signature: ____________________
James Clapp—C.E.O.
Axiom Management Inc.